UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2008
(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-3274	FLORIDA POWER CORPORATION d/b/a Progress Energy Florida, Inc. 100 Central Avenue St. Petersburg, Florida 33701-3324 Telephone: (727) 820-5151 State of Incorporation: Florida	59-0247770

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01  Entry into a Material Definitive Agreement.

On December 31, 2008, Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF” or “Owner”), a subsidiary of Progress Energy, Inc. (“Progress Energy”), entered into an engineering, procurement and construction (“EPC”) contract for two Westinghouse AP1000 nuclear units to be constructed in Levy County, Florida.

Under the terms of the EPC contract, Westinghouse Electric Company LLC and Stone & Webster, Inc., a subsidiary of The Shaw Group, Inc. (collectively, the “Contractor”), will provide design, engineering, procurement, and construction services for two 1,105 net megawatt nuclear electric-generating units.  The work contemplated by the EPC contract will be conducted in two phases.  Phase I will include, among other things, engineering and other services required to support the Owner’s licensing efforts for the units, design work, project management, engineering and administrative support to procure long lead time equipment, construction mobilization and site preparation.  Phase II will encompass the remainder of the work required to complete the units and will begin with the Owner’s issuance to the Contractor of a written authorization to proceed with the remainder of the work (“Full Notice to Proceed”). While the Full Notice to Proceed may be issued prior to the receipt by the Owner of a Combined Construction and Operating License (“COL”) from the Nuclear Regulatory Commission, certain critical aspects of the work may not be performed unless and until a COL is received.

If regulatory approvals stay on schedule, current plans would be for the units to be substantially complete in the 2016 to 2018 time frame.  The Owner may cancel either or both of the units before or after the issuance of the Full Notice to Proceed, in which case the Owner would be required to pay certain costs to the Contractor to bring the work to an orderly conclusion, including but not limited to costs to demobilize and cancel equipment and material orders placed.  In addition, if the Owner cancels either or both of the units for its convenience, a termination fee will apply.

The contract price for the two new nuclear units at the greenfield site in Levy County is approximately $7.65 billion, part of which is subject to escalation.  The non-binding project cost estimate for Levy Units 1 and 2 filed with the Florida Public Service Commission (“FPSC”) during PEF’s Determination of Need proceedings is approximately $14 billion for the generating facilities, including forecasted inflation, Owner’s costs (e.g. site preparation), financing costs and contingencies, and approximately $3 billion for associated transmission facilities.  In July 2008, the FPSC unanimously approved a Determination of Need for the Levy project.   On October 14, 2008, the FPSC voted to approve the inclusion of preconstruction and carrying charges of $357 million as well as site selection costs of $38 million in establishing PEF’s 2009 capacity cost-recovery clause factor.

The EPC contract includes various performance incentives, penalties, warranties, liquidated damage provisions and parent guaranties designed to incent the Contractor to perform efficiently, and over half of the contract price is fixed price or firm price with agreed-upon escalation factors.  Contract costs are subject to adjustment for change orders.

PEF expects to have substantial joint ownership in this project and will make an announcement on additional owners when those negotiations are completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC.
Registrant

By:	/s/Frank A. Schiller
Frank A. Schiller
Corporate Secretary Florida Power Corporation d/b/a Progress Energy Florida, Inc.

Date: January 5, 2008